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                                  Exhibit: 99.2
CDNOW.com

Contacts:

Press: Marlo Zoda         Investor Relations: Deborah Vondran
215-619-9432                                  215-619-9366
mzoda@cdnow.com                               dvondran@cdnow.com


                    CDNOW RETAINS ALLEN & COMPANY TO EXPLORE
                                STRATEGIC OPTIONS

           Leading Online Music Company Takes Steps to Reduce Losses
                         and Maximize Shareholder Value

Fort Washington, PA, March 13, 2000 - CDNOW (Nasdaq:CDNW), the leading online music destination, said today that it has retained Allen & Company to explore its strategic options following the termination of its proposed merger with Columbia House, which is owned jointly by Time Warner Inc. (NYSE:TWX) and Sony Corporation (NYSE:SNE).

 As announced previously, Time Warner and Sony will explore a broader strategic relationship with the company and commit $51 million to CDNOW by providing an additional $21 million in cash as an equity investment and converting an existing $30 million short-term loan commitment into long-term convertible debt. Through Allen & Company, CDNOW will review the complete range of strategic opportunities available to it in order to build on its industry-leading position and maximize shareholder value.

 Jason Olim, CDNOW's President and CEO said: "CDNOW has greater product and advertising revenues, a larger customer base, a higher number of visitors per day and greater brand awareness than when it entered the merger agreement with Columbia House last July. We are one of the best-known Internet brands, with over 3.2 million customers and an audience of over 800,000 visitors a day who depend on CDNOW for a superior music experience. CDNOW's audience is an attractive demographic for major advertisers and we have consistently experienced strong growth in advertising sales as we have expanded content offerings and increased brand awareness.

 "CDNOW has a unique and powerful position in the online music space and we fully intend to use all of our built-in advantage to remain at the cutting edge, while substantially reducing our operating losses and actively exploring strategic opportunities. Through these initiatives, I am confident that CDNOW will fulfill its goal of becoming one of the world's great music brands," said Olim.

Nancy  Peretsman,  Managing  Director and  Executive  Vice  President at Allen &
Company, who has a long history with CDNOW and will be working on this transaction, said, "CDNOW is one of the leading companies on the Internet. Based on CDNOW's position in the marketplace, Allen & Company is very optimistic about finding interest in attractive strategic transactions."


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During the fourth quarter CDNOW's  revenues  increased 154% from a year ago to a record $53.1 million, while traffic increased 181%. Also during the quarter, revenues from high-margin onsite advertising continued to increase to a new high of $3.4 million.

 CDNOW remains at the cutting edge of online music delivery. It was one of the first companies to offer sales of secure music downloads and now has more than 60,000 downloadable tracks available for sale. It is also a leader in the area of customized CDs.

CDNOW to Reduce Expenses

Over the next quarter, CDNOW will reduce costs almost one-third by lowering marketing expenses and implementing other belt-tightening efforts. The company will focus on its successful affiliate marketing programs, co-marketing programs with other advertisers, and other marketing initiatives that provide the company with an immediate return on investment. Additionally, the company will reduce advertising and couponing efforts as quickly and efficiently as possible. The company views its employees as one its key assets and does not currently plan any layoffs as part of the cost reductions.

"CDNOW is taking this opportunity to recalibrate its business to a lower expense level, with reduced operating losses and capital requirements," said Mike Krupit, CDNOW's Chief Operating Officer. "We anticipate that the reduction in marketing expenditures will result in lower revenues and gross profits in the second quarter from the first quarter. However, our cost reduction program is expected to result in a reduction in quarterly operating expenses of $10-12 million and a lower ongoing quarterly cash burn rate of less than $15 million per quarter."

About CDNOW
-----------

CDNOW, Inc. (Nasdaq: CDNW) is the online music destination that offers the most comprehensive, personalized connection to the world of music. CDNOW's offerings consist of more than 500,000 music and entertainment-related items, including CDs, music downloads, DVDs, videotapes, cassettes, vinyl albums and Custom CDs, as well as music samples and intelligent album recommendations. CDNOW Media, the Company's newly formed interactive division, develops CDNOW's interactive content, including allstar(TM) News, artist interviews and reviews, Cosmic Music Network-an innovative community for unsigned bands-and the Company's cybercasting and entertainment initiatives.

Caution Concerning Forward-Looking Statements
---------------------------------------------

This information contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed from time to time in the filings of the Company with the Securities and Exchange Commission.